Investor Contact: Pamela Catlett (503) 671-4589	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2010 THIRD QUARTER RESULTS

Select Third Quarter Results:
•	Revenue $4.7 billion; up 7 percent versus prior year
•	Diluted EPS of $1.01, up 102 percent from prior year; excluding prior year non-cash impairment charge diluted EPS up 2 percent
•	Worldwide futures orders up 9 percent; up 6 percent excluding currency changes
•	Inventories down 13 percent versus prior year

BEAVERTON, Ore., March 17, 2010 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2010 third quarter ended February 28, 2010. Third quarter revenues increased 7 percent, from $4.4 billion last year to $4.7 billion in the current year. Excluding changes in currency exchange rates, net revenue was up 2 percent compared to the same quarter last year.

Third quarter net income was $496 million or $1.01 per diluted share, compared to $244 million or $0.50 per diluted share in the same period last year. Results from last year included a $241 million, after-tax non-cash charge related to the impairment of goodwill, intangible and other assets of the Company’s Umbro subsidiary. Excluding this charge, net income and diluted earnings per share both would have increased 2 percent.

“We had a great quarter,” said Mark Parker, NIKE, Inc. President and Chief Executive Officer. “Today’s results reinforce our belief that when we connect with consumers in deep and meaningful ways from product concepts to how they experience our brands, we win in the marketplace and drive sustainable, profitable growth.”

Futures Orders

The Company reported worldwide futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from March through July 2010, totaling $7.1 billion, 9 percent higher than orders reported for the same period last year. Excluding currency changes, orders would have increased 6 percent.*

By geography and in total for the NIKE Brand, futures orders were as follows:

Geography	Reported Futures Orders	Excluding Currency Changes
North America	4%	4%
Western Europe	11%	7%
Central and Eastern Europe	-4%	-9%
Greater China	10%	9%
Japan	-15%	-16%
Emerging Markets	44%	36%
Total NIKE Brand	9%	6%

Geography Highlights

North America
During the third quarter, revenue for North America increased 1 percent to $1.7 billion. Footwear revenues of $1.2 billion were down 1 percent compared to last year, apparel revenues grew 6 percent to $409 million and equipment revenues increased 8 percent to $85 million. Earnings before interest and taxes (EBIT) for North America improved 4 percent to $402 million.

Western Europe
Third quarter revenue for Western Europe increased 4 percent to $929 million. Compared to the same period last year, footwear revenue increased 8 percent to $577 million, apparel revenue declined 1 percent to $300 million and equipment revenue decreased 4 percent to $52 million. Third quarter EBIT was flat to last year at $199 million.

Central and Eastern Europe
In the third quarter, revenue for Central and Eastern Europe declined 8 percent to $272 million. Footwear revenue decreased 2 percent to $159 million, apparel revenue was down 17 percent to $94 million and equipment revenue dropped 15 percent to $19 million. Compared to the same period last year, EBIT was down 47 percent to $50 million.

Greater China
Revenue for Greater China during the third quarter was up 10 percent to $458 million. Footwear revenue grew 12 percent to $279 million, apparel revenue increased 8 percent to $154 million, and equipment revenue was up 13 percent to $26 million. Third quarter EBIT improved 21 percent to $176 million.

Japan
Japan’s third quarter revenue was down 7 percent to $213 million. Compared to the prior year, footwear revenue declined 6 percent to $103 million, apparel revenue dropped 9 percent to $87 million and equipment revenue decreased 9 percent to $23 million. EBIT declined 16 percent in the third quarter to $40 million.

Emerging Markets
In the Emerging Markets revenue was up 43 percent to $509 million for the third quarter. Footwear revenue increased 53 percent to $352 million, apparel revenue rose 32 percent to $119 million and equipment revenue increased 10 percent to $38 million. EBIT for the Emerging Markets in the third quarter improved 72 percent to $122 million.

Other Businesses
Revenue in the third quarter for Other Businesses, which includes Cole Haan, Converse Inc., Hurley International LLC, NIKE Golf, and Umbro Ltd. increased 13 percent to $656 million. Third quarter EBIT was $105 million versus a loss of $343 million last year. Last year’s results included a $401 million pre-tax non-cash impairment charge to reduce the carrying value of Umbro’s goodwill, intangible and other assets. Excluding this charge, EBIT increased 80 percent compared to the same period last year.

Income Statement Review

In the third quarter of fiscal 2010 gross margins were 46.9 percent compared to 43.9 percent for the same period last year. Gross margins for the quarter were higher than the prior year primarily due to improved in-line product margins, less discounted close-out sales and favorable changes in product mix.

Third quarter selling and administrative expenses grew 16 percent to $1.6 billion.  Selling and administrative expenses for the quarter were higher than the same period last year mainly due to the timing of demand creation spending, investments in Company owned retail and higher costs for performance-based compensation.

The effective tax rate for the third quarter was 25.0 percent compared to a negative 3.6 percent for the same period last year. Excluding the tax effect of the charge for the impairment of Umbro assets, the effective tax rate for the third quarter of fiscal 2009 would have been 23.9 percent.

Balance Sheet Review

At the end of the third quarter, global inventories stood at $2.2 billion, down 13 percent from February 28, 2009. Cash and short-term investments at February 28, 2010 were $4.0 billion, $1.4 billion or 55 percent higher than last year.

Share Repurchase

During the third quarter, the Company repurchased a total of 5,134,092 shares for approximately $329 million. These purchases concluded the Company’s previous four-year, $3 billion share repurchase program, approved by the Board of Directors in June 2006. During this program, the Company purchased a total of 53.9 million shares.

Having completed the previous program, the Company began repurchases under the four-year, $5 billion program approved in September 2008. Of the total shares repurchased during the third quarter 3.7 million shares for approximately $239 million were purchased under this program.

Conference Call

Nike management will host a conference call beginning at approximately 2:00 p.m. PT on March 17, 2010, to review third quarter results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through midnight, March 24, 2010.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, Nike’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE, Inc. with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED FEBRUARY 28, 2010
(In millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	02/28/2010	02/28/2009	% Chg	02/28/2010	02/28/2009	% Chg
Revenues	$4,733.0	$4,440.8	7%	$13,937.1	$14,463.1	-4%
Cost of sales	2,515.0	2,492.3	1%	7,542.9	7,902.5	-5%
Gross margin	2,218.0	1,948.5	14%	6,394.2	6,560.6	-3%
	46.9%	43.9%		45.9%	45.4%

Selling and administrative expense	1,563.8	1,352.1	16%	4,588.5	4,755.3	-4%
	33.0%	30.4%		32.9%	32.9%

Goodwill impairment	0.0	199.3	-100%	0.0	199.3	-100%
Intangible and other asset impairment	0.0	202.0	-100%	0.0	202.0	-100%
Other (income), net	(8.6)	(43.3)	-80%	(32.2)	(54.1)	-40%
Interest expense (income), net	0.9	3.0	-70%	3.8	(12.1)	-

Income before income taxes	661.9	235.4	181%	1,834.1	1,470.2	25%

Income tax expense (benefit)	165.5	(8.4)	-	449.3	324.9	38%
	25.0%	-3.6%		24.5%	22.1%

Net income	$496.4	$243.8	104%	$1,384.8	$1,145.3	21%

Diluted EPS	$1.01	$0.50	102%	$2.81	$2.33	21%

Basic EPS	$1.02	$0.50	104%	$2.85	$2.36	21%

Weighted Average Common Shares Outstanding:
Diluted	492.3	488.1		493.3	491.2
Basic	484.4	484.0		485.8	485.0
Dividends declared	$0.27	$0.25		$0.79	$0.73

NIKE, Inc.

BALANCE SHEET 1	02/28/2010	02/28/2009
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$2,225.2	$1,892.1
Short-term investments	1,813.7	712.1
Accounts receivable, net	2,833.8	2,892.4
Inventories	2,150.3	2,466.6
Deferred income taxes	221.7	169.3
Prepaid expenses and other current assets	843.3	970.9
Total current assets	10,088.0	9,103.4

Property, plant and equipment	4,437.2	4,150.8
Less accumulated depreciation	2,474.6	2,256.9
Property, plant and equipment, net	1,962.6	1,893.9

Identifiable intangible assets, net	468.0	460.7
Goodwill	190.7	187.2
Deferred income taxes and other assets	867.0	1,087.3
Total assets	$13,576.3	$12,732.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7.5	$32.0
Notes payable	108.8	331.1
Accounts payable	994.7	952.0
Accrued liabilities	1,647.7	1,535.5
Income taxes payable	88.0	112.4
Total current liabilities	2,846.7	2,963.0

Long-term debt	451.9	437.8
Deferred income taxes and other liabilities	848.5	774.6
Redeemable preferred stock	0.3	0.3
Shareholders' equity	9,428.9	8,556.8
Total liabilities and shareholders' equity	$13,576.3	$12,732.5

1 Certain amounts have been revised in the NIKE, Inc. 02/28/2009 Balance Sheet to properly reflect current deferred income tax assets and liabilities, long-term deferred income tax assets and liabilities, and other comprehensive income.  These revisions resulted in an increase in current deferred income tax assets of $104.8 million, an increase in accrued liabilities of $104.8 million, an increase in long-term deferred income taxes and other assets of $372.0 million, an increase in long-term deferred income taxes and other liabilities of $26.0 million and an increase in shareholders’ equity of $346.0 million in NIKE, Inc.’s 02/28/2009 Balance Sheet. These revisions had no effect on the Company’s liquidity or results of operations.

NIKE, Inc.
DIVISIONAL REVENUES1	QUARTER ENDED 02/28/2010 02/28/2009		% Change	% Change Excluding Currency Changes2	YEAR TO DATE ENDED 02/28/2010 02/28/2009		% Change	% Change Excluding Currency Changes2
	(Amounts in millions)
North America
Footwear	$1,186.0	$1,198.2	-1%	-2%	$3,385.8	$3,484.9	-3%	-3%
Apparel	408.6	386.5	6%	5%	1,293.4	1,343.3	-4%	-4%
Equipment	84.5	77.9	8%	8%	256.4	254.3	1%	1%
Total	1,679.1	1,662.6	1%	0%	4,935.6	5,082.5	-3%	-3%

Western Europe
Footwear	577.0	532.5	8%	-2%	1,727.2	1,794.8	-4%	-3%
Apparel	300.1	302.4	-1%	-10%	1,016.1	1,177.0	-14%	-12%
Equipment	52.1	54.5	-4%	-14%	192.7	230.5	-16%	-15%
Total	929.2	889.4	4%	-5%	2,936.0	3,202.3	-8%	-7%

Central and Eastern Europe
Footwear	158.7	161.2	-2%	-12%	461.6	569.7	-19%	-17%
Apparel	93.5	112.7	-17%	-25%	290.3	409.4	-29%	-27%
Equipment	19.3	22.6	-15%	-23%	66.1	89.5	-26%	-21%
Total	271.5	296.5	-8%	-18%	818.0	1,068.6	-23%	-21%

Greater China
Footwear	279.0	249.8	12%	11%	706.9	723.1	-2%	-3%
Apparel	153.5	142.6	8%	7%	491.4	524.5	-6%	-7%
Equipment	25.5	22.5	13%	13%	79.1	82.0	-4%	-4%
Total	458.0	414.9	10%	10%	1,277.4	1,329.6	-4%	-4%

Japan
Footwear	102.9	109.2	-6%	-9%	304.2	300.6	1%	-7%
Apparel	86.8	95.4	-9%	-12%	251.4	276.1	-9%	-17%
Equipment	23.3	25.5	-9%	-11%	65.8	67.0	-2%	-10%
Total	213.0	230.1	-7%	-10%	621.4	643.7	-3%	-12%

Emerging Markets
Footwear	352.4	230.9	53%	34%	1,001.2	856.7	17%	20%
Apparel	119.2	90.1	32%	15%	369.8	342.1	8%	12%
Equipment	37.6	34.1	10%	-5%	114.6	125.6	-9%	-6%
Total	509.2	355.1	43%	25%	1,485.6	1,324.4	12%	15%

Global Brand Divisions3	21.8	12.6	73%	60%	77.5	50.8	53%	58%

Total NIKE Brand	4,081.8	3,861.2	6%	1%	12,151.5	12,701.9	-4%	-4%

Other Businesses4	656.0	579.6	13%	11%	1,815.5	1,761.2	3%	3%
Corporate5	(4.8)	-	-	-	(29.9)	-	-	-

Total NIKE, Inc. Revenues	$4,733.0	$4,440.8	7%	2%	$13,937.1	$14,463.1	-4%	-3%

Total NIKE Brand
Footwear	$2,656.0	$2,481.8	7%	2%	$7,586.9	$7,729.8	-2%	-2%
Apparel	1,161.7	1,129.7	3%	-3%	3,712.4	4,072.4	-9%	-8%
Equipment	242.3	237.1	2%	-3%	774.7	848.9	-9%	-8%
Global Brand Divisions4	21.8	12.6	73%	60%	77.5	50.8	53%	58%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2010 presentations. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2010 results have been restated using fiscal 2009 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate primarily consists of results from our centrally managed foreign currency hedging program and foreign currency gains and losses resulting from the difference between actual foreign currency rates and standard rates assigned to our geographic operating segments. In fiscal 2010, foreign currency gains and losses generated by all our geographic operating segments are included in Corporate, with the exception of those generated by Other Businesses which are reported within their respective operating results.

NIKE, Inc.
	QUARTER ENDED		%	YEAR TO DATE ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	02/28/2010	02/28/2009	Chg	02/28/2010	02/28/2009	Chg
	(In millions)

North America	$402.4	$388.1	4%	$1,103.5	$1,027.4	7%
Western Europe	199.2	199.6	0%	663.1	706.3	-6%
Central and Eastern Europe	50.3	95.0	-47%	196.9	322.1	-39%
Greater China	175.7	145.3	21%	450.1	419.6	7%
Japan	39.7	47.3	-16%	119.5	140.4	-15%
Emerging Markets	121.9	70.7	72%	379.0	264.8	43%
Global Brand Divisions3	(232.7)	(224.2)	-4%	(589.2)	(600.2)	2%

Total NIKE Brand	756.5	721.8	5%	2,322.9	2,280.4	2%

Other Businesses4	105.1	(342.9)	-	226.9	(235.0)	-
Corporate5	(198.8)	(140.5)	-41%	(711.9)	(587.3)	-21%

Total earnings before interest and taxes1,2	$662.8	$238.4	178%	$1,837.9	$1,458.1	26%

1 The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as "EBIT"), which represents net income before interest expense (income), net, and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2010 presentation.  These changes had no impact on previously reported NIKE, Inc. results of operations or shareholders' equity.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and selling and administrative expenses that are centrally managed for the NIKE Brand.

4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate expense consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, foreign currency gains and losses, including hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NET INCOME AND DILUTED EPS RECONCILIATION	QUARTER ENDED		%	YEAR TO DATE ENDED		%
EXCLUDING NON COMPARABLE ITEMS1	02/28/2010	02/28/2009	Chg	02/28/2010	02/28/2009	Chg
	(In millions, except per share data)

Net income, as reported	$496.4	$243.8	104%	$1,384.8	$1,145.3	21%
Add:
Umbro impairment of goodwill, intangible
and other assets, net of tax2	-	240.7		-	240.7

Net income, excluding non comparable items	$496.4	$484.5	2%	$1,384.8	$1,386.0	0%

Diluted EPS, as reported	$1.01	$0.50	102%	$2.81	$2.33	21%
Add:
Umbro impairment of goodwill, intangible
and other assets, net of tax2	-	0.49		-	0.49

Diluted EPS, excluding non comparable items	$1.01	$0.99	2%	$2.81	$2.82	0%

Diluted weighted average common shares outstanding	492.3	488.1		493.3	491.2

Effective tax rate, as reported	25.0%	-3.6%	2,860bps	24.5%	22.1%	240bps
Add:
Tax rate benefit from Umbro impairment of
goodwill, intangible and other assets2	-	27.5%		-	3.8%

Effective tax rate, excluding non comparable items	25.0%	23.9%	110bps	24.5%	25.9%	-140bps

1 This schedule is intended to satisfy the quantitative reconciliation for non-GAAP financial measures in accordance with Regulation G of the Securities and Exchange Commission.  In addition, this schedule is provided to enhance the visibility of the underlying business trends excluding non comparable items for the three and nine-month periods ended February 28, 2009.

2 During the third quarter of fiscal 2009, the Company recorded a one-time non-cash impairment charge to reduce the carrying value of Umbro’s goodwill, indefinite-lived trademark and other assets.